Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
Global Telecom & Technology Americas, Inc., a Virginia corporation
GTT — EMEA Ltd., a United Kingdom corporation
GTT Global Telecom, LLC, a Virginia limited liability company
GTT Global Telecom Government Services, LLC, a Virginia limited liability company
Global Internetworking of Virginia, Inc., a Virginia corporation
European Telecommunications & Technology SARL, a French corporation
European Telecommunications & Technology Inc., a Delaware corporation
ETT European Telecommunications & Technology Deutschland GmbH, a German corporation
ETT (European Telecommunications & Technology) Private Limited, an Indian corporation
European Telecommunications & Technology (S) Pte Limited, a Singapore corporation
ETT Network Services Limited, a United Kingdom corporation